UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported): October 4, 2004
                                                          (September 28, 2004)

                            THE SERVICEMASTER COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


          Delaware                     1-14762                36-3858106
          --------                     -------                ----------
 (State or Other Jurisdiction  (Commission File Number)    (I.R.S. Employer
      of Incorporation)                                  Identification Number)


      3250 Lacey Road, Suite 600, Downers Grove, Illinois          60515
      ---------------------------------------------------          -----
          (Address of Principal Executive Offices)              (Zip Code)

       Registrant's telephone number, including area code: (630) 663-2000
                                                            --------------

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

_____ Written communications pursuant to Rule 425 under the Securities Act
        (17 CFR 230.425)

_____ Soliciting material pursuant to Rule 14a - 12 under the Exchange Act
        (17 CFR 240.14a - 12)

_____ Pre-commencement communications pursuant to Rule 14d - 2(b) under the
        Exchange Act (17 CFR 240.14d(b))

_____ Pre-commencement communications pursuant to Rule 13e - 4(c) under the
        Exchange Act (17 CFR 240.13e - 4(c))



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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement of a Registrant.

On September 28, 2004, The ServiceMaster Company ("ServiceMaster") entered into an operating lease and related agreements (the "Lease Agreement") for the purpose of leasing certain real estate properties located throughout the United States which are used in the ordinary course of business of ServiceMaster and its subsidiaries. This Lease Agreement replaced an existing operating lease agreement which was due to expire in October 2004.

The parties to the Lease Agreement include certain wholly owned subsidiaries of ServiceMaster which are leasing the properties (collectively "Lessees"), ServiceMaster which guarantees the Lessees' obligations under the Lease Agreement in addition to a residual value of the leased properties, and Wachovia Development Corporation which is the lessor of the properties (the "Lessor"). Wachovia Development Corporation has purchased the properties subject to the Lease Agreement using borrowings from various credit lenders and mortgage lenders (collectively "Lenders").

Wachovia Development Corporation has purchased properties totaling approximately $53 million. The Lessees are leasing these properties from the Lessor for an initial term of five years. The lease payments under the Lease Agreement are variable based on Eurodollar, Prime or Fed Funds interest rates plus an additional amount of interest which is based on the credit rating of ServiceMaster. At the expiration of the Lease Agreement, ServiceMaster and the Lessees have the option to purchase, renew, or request the Lessor to sell the properties under the Lease Agreement. The purchase option allows the Lessees to purchase the properties by paying Wachovia Development Corporation its purchase price for the properties. The renewal option permits the Lease Agreement to be renewed, with the approval of the Lessor, for another five year term, provided that there are no more than three extension periods (for an aggregate term of 20 years). The sale option permits the properties to be sold from the Lessor to an unrelated party. In the event the sale option is chosen, ServiceMaster has provided the Lenders with a residual value guarantee equal to 82 percent of the value of the leased properties at the commencement of the Lease Agreement.

The Lease Agreement includes customary affirmative and negative covenants, which include reporting both financial and non-financial information, inspection of property, maintenance of insurance, compliance with laws, payment of taxes, limitation on liens, prohibitions on certain consolidations, mergers and sales of assets, and certain financial covenants, which include a limit on certain restricted payments such as dividends and share repurchases of common stock, a limitation on debt of 3.25 times earnings before interest, taxes, depreciation and amortization ("EBITDA"); and a requirement that EBITDA shall not be less than 4.0 times interest expense. The Lease Agreement also contains customary events of default with customary cure and notice periods, including without limitation, nonpayment, cross default, insolvency, bankruptcy, change of control, certain final judgments, false representations and warranties, and covenant violations. In the event of a covenant violation or an event of default under the Lease Agreement, which is not cured, remedies include but are not limited to the right of the Lessor and Lenders to recover damages, take possession of the properties, apply a default rate on future lease payments, or collect on the residual value guarantee equal to 82 percent of the value


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

of the leased properties at the commencement of the Lease Agreement provided by ServiceMaster. Additionally, ServiceMaster and the Lessees could be compelled to purchase certain properties in the event that certain covenants are violated.








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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                THE SERVICEMASTER COMPANY


Date:  October 4, 2004          By:  /s/  Jim L. Kaput
                                     ---------------------------
                                     Jim L. Kaput
                                     Senior Vice President and General Counsel










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